Exhibit 99.1

Saga Communications, Inc.

Reports 3rd Quarter 2021 Results

Net Revenue Increases 19.5% for the Quarter

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 4, 2021 – Saga Communications, Inc. (Nasdaq - SGA) reported today that net revenue was $28.8 million for the quarter ended September 30, 2021 compared to $24.1 million for the same period last year. Station operating expense increased $2.1 million to $21.7 million for the quarter compared to the same period last year. Station operating income was $8.5 million for the quarter compared to $6.1 million for the third quarter last year. Free cash flow was $4.0 million for the quarter compared to $2.8 million for the same period last year. Operating income was $4.6 million for the quarter compared to $247 thousand for the same period last year. Net income was $3.5 million for the quarter. Diluted earnings per share were $0.58 in the third quarter of 2021.

Net revenue was $79.2 million for the nine-months ended September 30, 2021 compared to $67.1 million for the same period last year. Station operating expense increased $1.2 million to $61.6 million for the nine-month period compared to the same period last year. Station operating income was $21.7 million for the period compared to $11.4 million for the same period last year. Free cash flow was $9.9 million for the nine-month period compared to $2.5 million for the same period last year. Operating income was $10.1 million for the period ended September 30, 2021 compared to a loss of $6.2 million for the same period last year. Net income was $7.5 million for the period. Diluted earnings per share were $1.25 for the nine-month period.

The Company paid a quarterly dividend of $0.16 per share on October 22, 2021. The aggregate amount of the quarterly dividend was approximately $960 thousand. The Company has now paid over $73 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company’s balance sheet reflects $62.2 million in cash on hand as of September 30, 2021 and $53.5 million as of November 1, 2021. The Company paid off the remaining balance of $10 million in bank debt on October 27, 2021.

Capital expenditures in the third quarter of 2021 were $1.2 million compared to $501 thousand for the quarter ended September 30, 2020 and $2.7 million for the nine-month period ended September 30, 2021 versus $1.9 million for the same period last year. The Company expects to spend approximately $4.0 – 4.5 million for capital expenditures during 2021.

Saga’s 2021 3rd Quarter conference call will be on Thursday November 4, 2021 at 1:00 p.m. EDT. The dial-in number for the call is (973) 528-0008. Enter conference code 918406. A transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 11:00 a.m. EDT on November 4, 2021 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, and the ongoing economic impact of the COVID-19 pandemic as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Nine Months Ended

September 30, 2021 and 2020

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating Results
Net operating revenue	$28,845	$24,143	$79,192	$67,060
Station operating expenses	21,690	19,616	61,630	60,467
Corporate general and administrative	2,538	2,838	7,470	8,923
Other operating expense (income), net	(2)	50	(25)	(1,234)
Impairment of broadcast licenses	—	1,392	—	5,149
Operating income (loss)	4,619	247	10,117	(6,245)
Interest expense	73	75	218	265
Interest income	(4)	(8)	(14)	(141)
Other income, net	(279)	—	(582)	(213)
Income (loss) before income tax expense (benefit)	4,829	180	10,495	(6,156)
Income tax expense (benefit)	1,375	1,130	3,030	(1,975)
Net income (loss)	$3,454	$(950)	$7,465	$(4,181)

Earnings (loss) per share:
Basic	$0.58	$(0.16)	$1.25	$(0.70)
Diluted	$0.58	$(0.16)	$1.25	$(0.70)

Weighted average common shares	5,917	5,869	5,916	5,867
Weighted average common and common equivalent shares	5,917	5,869	5,916	5,867

Free Cash Flow
Net income (loss)	$3,454	$(950)	$7,465	$(4,181)
Plus: Depreciation and amortization:
Radio Stations	1,391	1,556	4,093	4,769
Corporate	69	75	208	224
Deferred tax provision (benefit)	210	575	410	(1,925)
Non-cash compensation	348	618	1,048	1,799
Other operating (income) expense, net	(2)	50	(25)	(1,234)
Other income, net	(279)	—	(582)	(213)
Impairment of intangible assets	—	1,392	—	5,149
Less: Capital expenditures	(1,232)	(501)	(2,687)	(1,880)
Free cash flow	$3,959	$2,815	$9,930	$2,508

	September 30,
	2021	2020
Balance Sheet Data
Working capital	$55,707	$51,790
Net fixed assets	$53,451	$55,877
Net intangible assets and other assets	$119,593	$120,835
Total assets	$255,114	$243,164
Long-term debt, including $10,000 and $0 of current debt, respectively	$10,000	$10,000
Stockholders' equity	$197,364	$188,239

Saga Communications, Inc.

Selected Supplemental Financial Data

September 30, 2021

(amounts in 000's except ratios)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	Nine Months Ended	Nine Months Ended	12 Months Ended
	December 31,	September 30,	September 30,	September 30,
	2020	2020	2021	2021
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1) and Leverage Ratio
Net income (loss)	$(1,913)	$(4,181)	$7,465	$9,733
Exclusions:
Gain on sale of assets	1,247	1,234	25	38
Gain on insurance proceeds	233	213	567	587
Other gains	—	—	15	15
Interest income	148	141	14	21
Impairment of intangible assets	(5,149)	(5,149)	—	—
Other	133	119	87	101
Total exclusions	(3,388)	(3,442)	708	762
Consolidated adjusted net income (loss) (1)	1,475	(739)	6,757	8,971
Plus:
Interest expense	340	265	218	293
Income tax expense (benefit)	705	(1,975)	3,030	5,710
Depreciation & amortization expense	6,524	4,993	4,301	5,832
Non-cash compensation	2,221	1,799	1,048	1,470
Trailing twelve month consolidated EBITDA (1)	$11,265	$4,343	$15,354	$22,276

Total long-term debt, including current maturities				$10,000
Divided by trailing twelve month consolidated EBITDA (1)				22,276
Leverage ratio				0.45

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Nine Months Ended

September 30, 2021 and 2020

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating income (loss) to station operating income reconciliation:
Operating income (loss)	$4,619	$247	$10,117	$(6,245)
Plus:
Corporate general and administrative	2,538	2,838	7,470	8,923
Other operating expense (income), net	(2)	50	(25)	(1,234)
Impairment of broadcast licenses	—	1,392	—	5,149
Station depreciation and amortization	1,391	1,556	4,093	4,769
Station operating income	$8,546	$6,083	$21,655	$11,362